                                                                    EXHIBIT 12.2

                    HORSESHOE GAMING, L.L.C. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                            Six Months ended
                                                June 30,                      Year Ended December 31,
                                          --------------------    -----------------------------------------------
                                           1997          1996         1996         1995        1994       1993
                                          -----------------------------------------------------------------------
Net income (loss) from continuing
  operations before minority interests
  and extraordinary loss on early
  retirement of debt                       $ 26,925       $ 26,769    $ 48,822     $ 55,969    $ 3,924   $ (1,521)

Add:
    Portion of rents representative
       of the interest factor                    98            163         207          517        292         15
    Interest on indebtedness                  8,497         12,341      24,809       17,365      5,215         --
    Amortization of debt expense              1,348          1,913       3,281        2,823      1,582         --
                                           ----------------------------------------------------------------------
          Income as adjusted               $ 36,868       $ 41,186    $ 77,119     $ 76,674   $ 11,013   $ (1,506)
                                           ======================================================================
Fixed charges
    Portion of rents representative
       of the interest factor              $     98       $    163    $    207     $    517   $    292   $     15
    Interest on indebtedness                  8,497         12,341      24,809       17,365      5,215         --
    Amortization of debt expense              1,348          1,913       3,281        2,823      1,582         --
    Capitalized interest                      4,676            118       1,272          651      3,595        400
                                           ----------------------------------------------------------------------
          Fixed charges                    $ 14,619       $ 14,535    $ 29,569     $ 21,356   $ 10,684   $    415
                                           ======================================================================
Ratio of earnings to fixed charges              2.5            2.8         2.6          3.6        1.0         --
                                           ======================================================================


NOTE: Earnings were inadequate to cover fixed charges for the year ended
      December 31, 1993 by $1,921,000